Exhibit 4.2

Renren Inc.

Incorporated under the laws of the Cayman Islands

Number:	Class A Ordinary
Shares:

THIS IS TO CERTIFY THAT:                                          is the registered holder of

                                                                                   (                    )

Class A Ordinary Shares in Renren Inc., a company incorporated under the laws of the Cayman Islands (the

“Company”) subject to the Memorandum and Articles of Association thereof.

Executed as a deed by the Company as of the          day of                      20

Director

In the presence of: